Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated March 12, 2010, in the Registration Statement (Amendment No. 1 to Form S-4 No. 333-165796) and related Prospectus of United Maritime Group, LLC for the registration of $200,000,000 of 11.75% Senior Secured Notes due 2015.
/s/ Ernst & Young LLP
Tampa, Florida
May 13, 2010